AMENDMENT NO. 1

                              AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                                  THE BSG FUNDS


1. Pursuant to Sections 4.2 and 7.3 of the Amended and Restated Agreement and Declaration of Trust of The BSG Funds and effective upon execution of this document, the undersigned, being a majority of the trustees of The BSG Funds, hereby change the name of the "First American Bancshares Fund" series to "The Banc Stock Group Fund."

2. This document shall have the status of an Amendment to said Amended and Restated Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                        /S/ Michael E. Guirlinger
                                       Michael E. Guirlinger

                                        /S/Lisa R. Hunter
                                       Lisa R. Hunter

                                        /S/Virginia H. Rader
                                       Virginia H. Rader

                                        /S/Gary A. Radville
                                       Gary A. Radville

                                        /S/Robert W. Klockars
                                       Robert W. Klockars

Date:    MAY 30, 1997